Exhibit 99.1

FOR IMMEDIATE RELEASE

Universal Insurance Holdings, Inc. Announces Completion of $1 Million

Share Repurchase

Board Authorizes Additional $2 Million Share Repurchase Program Over Next 30 Days

Fort Lauderdale, FL, May 14, 2014 - Universal Insurance Holdings, Inc. (NYSE: UVE) announced today that it repurchased 83,100 shares of the Company’s common stock at an average price of $11.99 per share through the open market. The Company financed the share repurchase using cash on hand. In addition, the Company announced that its Board of Directors authorized an additional repurchase program under which the Company can repurchase up to $2 million of outstanding shares of its common stock through June 14, 2014.

“We are encouraged by our strong first quarter results and the continued execution of our focused growth strategy,” said Sean P. Downes, the Company’s Chairman, President and Chief Executive Officer. “The share repurchase and new repurchase authorization demonstrate our longstanding commitment to deploy capital to enhance value for our shareholders, and underscore our confidence in the Company’s strong financial position and long-term growth prospects.”

Share repurchases may be made by the Company from time to time in open market transactions at prevailing market prices and are subject to relevant rules under the Securities Act of 1934, as amended (the “Exchange Act”). The Company will also effect repurchase transactions in compliance with Rule 10b-18 under the Exchange Act and the Company’s insider trading policy. The share repurchase program will be funded with the Company’s cash from operations.

About Universal Insurance Holdings, Inc.

Universal Insurance Holdings, Inc., with its wholly-owned subsidiaries, is a vertically integrated insurance holding company performing all aspects of insurance underwriting, distribution and claims. Universal Property & Casualty Insurance Company (UPCIC), a wholly-owned subsidiary of the Company, is one of the leading writers of homeowners insurance in Florida and is now fully licensed and has commenced its operations in North Carolina, South Carolina, Hawaii, Georgia, Massachusetts and Maryland. American Platinum Property and Casualty Insurance Company, also a wholly-owned subsidiary, currently writes homeowners multi-peril insurance on Florida homes valued in excess of $1 million, which are limits and coverages currently not targeted through its affiliate UPCIC. For additional information on the Company, please visit our investor relations website at www.universalinsuranceholdings.com.

Forward-Looking Statements and Risk Factors

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” and similar expressions identify forward-looking statements, which speak only as of the date the statement was made. Such statements may include commentary on plans, products and lines of business, marketing arrangements, reinsurance programs and other business developments and assumptions relating to the foregoing. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future results could differ materially from those described and the Company undertakes no obligation to correct or update any forward-looking statements. For further information regarding risk factors that could affect the Company’s operations and future results, refer to the Company’s reports filed with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2013 and the Form 10-Q for the quarter ended March 31, 2014.

Investor Contact:

Andy Brimmer / Mahmoud Siddig

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449